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                                 June 12, 1997


DELTAPOINT, INC.
22 LOWER RAGSDALE DRIVE
MONTEREY, CALIFORNIA 93940
(408) 648-4000

    RE: REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:


    We have examined the Registration Statement on Form SB-2 filed by you with the Securities and Exchange Commission on June 12, 1997 (Registration No. 333-3784), as amended by Post-Effective Amendment No. 5 and any later amendments (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 511,172 shares of your Common Stock (the "Shares"). We understand that the Shares are to be sold from time to time on the NASDAQ OTC Market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have examined the proceedings taken by you in connection with the sale of the Shares.



    It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable (upon the due exercise of duly issued warrants therefor, if applicable).



    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.


                                          Very truly yours,
                                          WILSON, SONSINI, GOODRICH & ROSATI
                                          Professional Corporation